EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navistar International Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70979, 33-26847, 333-29301, 333-77781, 333-86756, 333-86754, 333-113896, 333-162266 and 333-166273) and on Form S-3 (No. 333-184565-01) of Navistar International Corporation of our report dated December 19, 2012, except as it relates to the effects of the change in presentation related to discontinued operations discussed in Note 22, which is as of March 25, 2013, with respect to the Consolidated Balance Sheets of Navistar International Corporation and subsidiaries as of October 31, 2012 and 2011, and the related Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders' Equity (Deficit), and Cash Flows for each of the years in the three-year period ended October 31, 2012 and the effectiveness of internal control over financial reporting as of October 31, 2012, which report appears in this Current Report on Form 8-K of Navistar International Corporation.

/s/ KPMG LLP

Chicago, Illinois

December 19, 2012 except as it relates to the effects of the change in presentation related to discontinued operations discussed in Note 22, which is as of March 25, 2013